Exhibit 10.1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXCLUSIVE LICENSE AGREEMENT

dated August 3, 2011 between

SALARIES PHARMACEUTICALS, LLC

and

UNIVERSITY OF UTAH RESEARCH FOUNDATION

License Agreement

THIS LICENSE Agreement (“Agreement”) is entered into this third day of August, 2011 by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, a Utah non-profit corporation, having its principal place of business at 615 Arapeen Drive, Suite 310, Salt Lake City, UT 84108, hereinafter referred to as “Licensor,” and SALARIUS PHARMACEUTICALS, LLC, having its principal place of business at 1740 South Morgantown Road, Greenwood, IN 46143, hereinafter referred to as “Licensee.”

WITNESSETH

WHEREAS, certain inventions, generally characterized as “(E/Z)-N’-substituted-benzylidene-3- (substituted-sulfonyl) benzohydrazides as inhibitors of histone demethylases” comprising compounds that inhibit Lysine-specific demethylase 1 (LSDl), and assigned University of Utah case number U-5083, hereinafter collectively referred to as “the INVENTION”, have been made in the course of research at the University of Utah and are Covered By Patent Rights (as defined below);

WHEREAS, Licensor desires that the Patent Rights be developed and utilized to the fullest extent so that their benefits can be enjoyed by the general public;

WHEREAS, Licensee wishes to obtain from Licensor an exclusive license under the Patent Rights (defined below) for the commercial development, production, manufacture, use and sale of Licensed Products and/or Licensed Methods, and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth;

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1

“Affiliate” means any company or other business entity that, directly or indirectly, controls, or is controlled by, or is under common control with Licensee. Solely for purposes of this definition, the term “control” means the entity owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of the other entity. An entity will be deemed an Affiliate only while such ownership relationship continues.

1.2	“Covered By” means a claim or claims within any pending or issued patent included in the Patent Rights claiming all, a portion, or a component or step of a Licensed Product or Licensed Method.

1.3

“Collaborator” means any Entity with which Licensee or one or more of its Affiliates actively conducts significant joint research, and/or co-development, and/or co-promotion, and/or co-marketing activities for the purpose of commercializing Licensed Produces) and/or Licensed Method(s).

1.4

“Commercially Diligent Efforts” means, with respect to a Licensed Product and/or Licensed Method, the reasonably diligent exercise, dedication and expenditure of efforts, money, personnel, and resources as reasonably needed to develop, manufacture, market and sell the Licensed Product and/or Licensed Method that a prudent chief executive officer would devote given then current competitive factors, market conditions, the ability to obtain financing, the availability of development resources, the interest shown by pharmaceutical companies and other likely Collaborators, Sublicensee(s), or assignees.

1.5	“Effective Date” means August 3, 2011.

1.6

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.7

“Fair Market Value” means the cash consideration which Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.8	“Field of Use” means all fields of use.

1.9

“First Commercial Sale” means (i) with respect to any Licensed Product, the first sale of such Licensed Product for human use after the US Food and Drug Administration or equivalent foreign agency has approved an Abbreviated New Drug Application (“ANDA”), New Drug Application (“NDA”) or Premarket Approval (“PMA”) or accepted a 510(k), for such Licensed Product or the equivalent for such Licensed Product in the applicable country, excluding, however, any sale or other distribution for use in a clinical trial or for a compassionate use (i.e., under a “single patient IND” study, a “treatment IND” or “treatment protocol” under an existing commercial IND) and (ii) with respect to the first sale of a Licensed Method, the first sale of the Licensed Method billed or invoiced to a Third Party other than to an Affiliate or Collaborator.

1.10

“Know-How” means any non-public proprietary data, information, documentation, translations, text, data, information, designs, procedures, processes, technical improvements, trade secrets, copies, and other materialized forms of any tangibles within the foregoing as disclosed to and controlled by Licensor specifically related to the INVENTION, is not included within the Patent Rights, and is disclosed by Licensor to Licensee in tangible form.

1.11

“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

1.12

“Improvement” means any modification, enhancement, new formulation, new use, new indication or improvement of a Licensed Product or Licensed Method, provided that the manufacture, use, sale or import of such modification, enhancement or improvement, new use, new indication or improvement, if unlicensed, would infringe one or more claims of any of the Patent Rights.

1.13	“INVENTION” is defined in the preamble to this Agreement.

1.14

“Licensed Product(s)” means any product, apparatus, or any other subject matter, the manufacture, design, creation, use, importation, distribution, or sale of which is Covered By a Valid Claim included within the Patent Rights.

1.15

“Licensed Method(s)” means any method, procedure, process or other subject matter, the practice, use, or sale of which is Covered By a Valid Claim included within the Patent Rights or uses or benefits from the Know-How.

1.16	“Major Countries” is defined in Section 4.3 below.

1.17

“Marketing Authorization” means all necessary and appropriate regulatory approvals to allow the marketing and sale of a Licensed Product(s) and/or Licensed Method(s), including but not limited to new drug/device submissions and reimbursement and pricing approvals, in the Field of Use in a particular country in the Territory.

1.18

“Net Sales” means the gross revenue and other consideration paid or given to Licensee, its Collaborators and their respective Affiliates for Licensed Products and/or Licensed Method which are sold, leased or otherwise commercialized by or for Licensee, its Collaborators or any of their respective Affiliates; however, sales or other transfers of licensed Products and/or practice of Licensed Methods between Licensee and its Collaborators and their respective Affiliates shall be excluded from the computation of Net Sales, and no payments will be payable to Licensor on such sales or transfers except where such Affiliates are end users or consumers; less the following deductions, directly attributable to the sale of such Licensed Product and/or Licensed Method and specifically identified on the invoice, and home by the seller to the extent they are included in such gross revenue or other consideration;

(i) trade, cash and quantity discounts;

(ii) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities;

(iii) taxes on sales (such as sales, value added or use taxes) to the extent added to the sale price;

(iv) freight, insurance and other transportation charges to the extent added to the sale price, and any fees for services, such as inventory management, provided by third party wholesalers and warehousing chains related specifically to the distribution of the Licensed Product;

(v) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs;

(vi) the portion of administrative fees paid during the relevant time period to third party group purchasing organizations, pharmaceutical benefit managers and/or Medicare Prescription Drug Plans relating specifically to the Licensed Product; and

(vii) any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of a Licensed Product, where for purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of a Licensed Product, and diluents or similar exogenous materials which accompany Licensed Products as sold.

Any deduction listed in subsections (i — (vii shall not be taken with respect to a particular unit of Licensed Product until Licensee or the applicable selling Person receives amounts from the sale of such, unit of Licensed Product (thereby resulting in such amounts being included in. Net Sales), and no deduction shall be taken in a manner that counts a particular charge, payment, discount, tax, or other deductible item more than once. Net Sales shall not include (a) funds received to cover the cost of materials, labor, equipment and/or applicable overhead costs in connection with the development of a Licensed Product or Licensed Method, such as but not limited to technical assistance; or (b) funds specifically paid to Licensee as a contribution to or for patent costs, or (c) upfront, lump sum, milestone or debt or equity contributions not made in payment for Licensed Products or Licensed Methods.

1.19

“Patent Rights” means and includes all of the patentable intellectual property arising from the INVENTION, including but not limited to the United States patents and/or patent applications listed in Exhibit “A”; United States patents issued from the applications listed in Exhibit “A” and from divisionals and continuations (other than continuations-in-part) of these applications and any reissues of such United States patents; continuation-in-part applications and patents directed to subject matter specifically described in the patent(s) and/or patent application(s) listed in Exhibit “A”; reissues, renewals, registrations, confirmations, reexaminations, extensions, of any such patents; and claims of all foreign applications and patents which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Exhibit “A”.

1.20

“Phase I Clinical Trial” means those further and lawful studies of a Licensed Product conducted anywhere in the Territory that the applicable Regulatory Authority, such as the Federal Drug Administration (FDA) requires to be performed on a sufficient number of human patients to generate sufficient data, to establish the safety and biological activity of that Licensed Product, to determine the maximum tolerated dose, and to permit commencement of a Phase II Clinical Trial.

1.21

“Phase II Clinical Trial” means those further and lawful studies of a Licensed Product conducted anywhere in the Territory that the applicable Regulatory Authority, such as the FDA, requires to be performed on a sufficient number of human patients with the condition treated by the Licensed Product to generate sufficient data to establish the safety, and biological activity of that Licensed Product for its intended use and to show the Licensed Product’s efficacy in a non-statistical number of patients, and to permit commencement of Phase III Clinical Trial.

1.22

“Phase III Clinical Trial” means those controlled and lawful studies of a Licensed Product conducted anywhere in the Territory that the applicable Regulatory Authority, such as the PDA, requires to be performed on sufficient numbers of patients with the condition treated by the Licensed Product that are prospectively designed, using predetermined endpoints, to demonstrate clinically and statistically the efficacy and safety of that Licensed Product for one or more indications as a pivotal study intended to lead to regulatory approval of such Licensed Product for such indication or indications.

1.23	“Sublicense” means a license granted by Licensee to a Third Party that grants some or all of the rights licensed to Licensee hereunder.

1.24	“Sublicensee(s)” means any Third Party which enters into a Sublicense.

1.25	“Sublicense Income” is defined in Section 4.8.

1.26	“Territory” means Worldwide.

1.27	“Technology Right(s)” means Licensor’s intellectual property rights in the INVENTION which include but are not limited to the Patent Rights, and any Copyrights and Know-How.

1.28	“Third Party(ies)” means any Entity other than Licensee and its respective Affiliate(s).

1.29	“University” means the University of Utah.

1.30

“Valid Claim” means a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

ARTICLE 2. LICENSE GRANT

2.1	Exclusive Grant

Subject to the terms and conditions set forth herein, Licensor hereby grants to licensee a royalty- bearing exclusive license to make, have made, import, export, use, offer to sell and sell Licensed Products and to practice Licensed Methods in the Field of Use under the Patent Rights throughout the Territory, including sublicensing rights. Licensor also hereby grants to Licensee a royalty free exclusive license to make, have made, use, sell, practice. Licensed Products and/or any licensed Methods in the Field of Use under Licensor’s Know How within the Technology Rights throughout the Territory. This grant is subject to rights retained by Licensor and the University to:

a.	publish the general scientific findings from research conducted in whole or in part at the University related to the Patent Rights; and

b.

manufacture, have manufactured, use, practice, or license the Patent Rights for research, teaching and other educationally-related not for profit purposes where “not for profit purposes” is limited to academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or government institution.

Notwithstanding the. foregoing, nothing in this Agreement grants any right to Licensee to any Know- How that is conceived or reduced to practice by the University after the Effective Date, or that is Know-How not directly related to the INVENTION.

Licensor agrees that it shall provide to Licensee any proposed publication in connection with the Patent Rights and Improvements by University, Licensor or any Affiliate, employee, officer, director, manager, or faculty member thereof on behalf of Licensor and/or University (“University Publisher”). Licensor shall first provide to Licensee written notice of University Publisher’s intent to publish and a draft of such publication. Licensee shall have thirty (30) days after receipt of the draft publication to request in writing the removal of portions deemed by Licensee to contain its confidential information, or patentable material owned by Licensee or owned by University which relate to the Patent Rights or Improvements, or to. request a delay in submission of the draft for publication pending application for patent protection for such patentable material. In any such event involving patentable material, University shall delay publication of the draft for three (3) months following delivery of Licensor’s notice to Licensee of the University Publisher’s intent to publish to allow Licensee to file a patent application claiming the patentable material. If Licensee notifies Licensor that the proposed publication contains confidential information of Licensee specifying the confidential information. Licensor and University shall cause such confidential information to be removed from such publication prior to publication. If University does not receive Licensee’s written response to the notice of intent to publish within the thirty (30) day period, then Licensee shall be deemed to have consented to such publication.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee; provided, however, that any fee or other consideration paid to Licensee in consideration of such extension will be subject to the provisions of Section 2.4 as though the Affiliate were a Sublicensee. Other agreements or arrangements with Affiliates relating to Patent Rights which result in the sale of Licensed Product(s)/and or Licensed Method(s), will, be subject to all applicable provisions, including payment obligations, of this Agreement.

2.3	Information:

Within .thirty (30) days of the date of this Agreement, Licensor will provide to Licensee, at no additional cost, (i) any and all Know-how related to the INVENTION, which includes but is not limited to structures and related biological data for the INVENTION, that is, as of the Effective Date, (1) under its control, and (2) in written or electronic form. Such Know-How shall include but not be limited to the documents and materials listed in the attached Exhibit A. Licensor will grant Licensee the right of reference and use of all prior data related directly to the INVENTION.

2.4	Sublicensing

Licensor hereby grants to Licensee the right to enter into Sublicenses, pursuant to this Agreement and subject to the following:

a.	Any Sublicense granted by Licensee shall contain terms no less protective of the Licensor’s rights than those set forth herein and shall not be in conflict with this Agreement.

b.

If Licensee becomes Insolvent, Licensor’s proportionate share of all payments then or thereafter due and owing to Licensee from its Sublicensees for the sublicense of the Patent Rights will, upon notice from Licensor to any such Sublicensee, become payable directly to Licensor by Sublicensee for the account of Licensee; provided however, that licensor will remit to Licensee the amount by which such payments exceed the amounts owed by Licensee to Licensor.

c.

Licensee shall within sixty (60) days of: (a) execution of any Sublicense, provide Licensor with a copy of each Sublicense granted by Licensee hereunder, and any amendments thereto or terminations thereof; and (b) receipt, summarize and deliver copies of all reports due to Licensee from Sublicensee(s).

d.

If this Agreement is terminated for any reason. Licensor shall grant any Sublicensee which so requests, a license continuing the royalty rates contained in its Sublicense and on such other terms substantially similar to those given by Licensee provided that such other terms are not in conflict with and are not inconsistent with this Agreement.

2.5	Option.

For a period of three (3) years from the Effective Date, upon receipt by the Technology Transfer Office of the University of any invention disclosure which discloses an Improvement naming Dr. Sunil Sharma and/or Dr. David Bearss and provided, if so named, Dr. Sunil Sharma and/or Dr. David Bearss was a current employee of the University when the invention disclosed was made and the Improvement was made entirely within their University laboratories, University shall cause Licensor to provide to Licensee a redacted copy of the invention disclosure (“Redacted Copy”) (redaction shall be limited to removal of non-material items and any personal information of the individuals listed thereon) of such invention disclosure. The foregoing obligation is subject to tire parties’ acknowledgment that neither Licensor nor University can control Drs. Sharma and Bearss or their ability to make commitments to third parties with respect to inventions, such as through a consulting agreement University’s and Licensor’s obligation under this Section is subject to the control that University can reasonably be expected to exercise pursuant to its rights under its employment agreements), if any, with the inventors named in the Redacted Copy and pursuant to the University’s policies, rules and regulations. Subject to any third party rights under a sponsored research agreement funded by the third party in and to any Improvement arising from such sponsored research agreement and to any rights of the Federal Government, Licensee shall have thirty (30) days from the receipt of tire Redacted Copy from the Licensor to elect, through written notification to Licensor, of Licensee’s desire to take a license to the Improvement. Upon receipt of such notice. Licensor shall enter into good faith negotiations with Licensee for a license which will

[ *** ] = Confidential material redacted and filed separately with the Commission.

contain the minimum terms set forth on the attached Exhibit B—Licensing Terms and such other terms and conditions customarily found in licenses with academic institutions for pharmaceutical products developed by the academic institution. If no license agreement is executed by the Parties within one-hundred and eighty (180) days after Licensee’s receipt of the Redacted Copy from Licensor or if Licensor does not receive a notice from Licensee within the thirty (30) day period stating that Licensee is exercising its option to negotiate a license to the invention(s) disclosed in the Redacted Copy, Licensor shall have no further obligations to Licensee with respect to the disclosed invention(s) in the Redacted Copy and Licensor shall be free to license the disclosed invention(s) and any associated intellectual property arising therefrom to third parties without any notice or other obligation to Licensee. Licensor and University jointly and severally represent and warrant to Licensee that Licensor has and will have the exclusive rights to license or otherwise grant exclusive rights to any such Improvements subject only to the aforementioned rights of third parties and the Federal Government.

ARTICLE 3. TERM OF AGREEMENT

This Agreement shall be in full force and effect from the Effective Date until the end of the term of the last-to-expire of the Patent Rights licensed under this Agreement, unless otherwise terminated by operation of law or by acts of the Parries pursuant to the terms of this Agreement.

ARTICLE 4. FEES & ROYALTIES

4.1	License Issue Fee

Licensee shall not pay to Licensor a license Issue Fee.

4.2	Royalty

As consideration for the license under this Agreement, Licensee shall pay to Licensor an earned royalty of [ *** ] of Net Sales. Earned royalties shall accrue in each country for the duration of this Agreement and for so long as there is a Valid Claim under the Patent Rights in such country.

4.3	Minimum Royalty

Commencing with the third full calendar year after the First Commercial Sale in the United States, Germany, France, Japan or the United Kingdom (“Major Countries”), licensee shall pay to Licensor within ninety (90) days of the end of each calendar year a minimum annual royalty as provided below;

YEAR 3	[ *** ]
YEAR 4	[ *** ]
YEAR 5	[ *** ]
YEAR 6	[ *** ]
YEAR 7 (and Beyond)	[ *** ]

Licensee shall continue to pay such minimum annual royalty until the end of the term of the last to expire of the Patent Rights in the Major Countries. licensor shall fully credit each payment of minimum annual royalties against any earned royalties payable by licensee with respect to the calendar year for which the minimum annual royalty is paid.

4.4	Compulsory Licenses.

Should a compulsory license be granted to a Third Party under the applicable laws of any country in the Territory under the Patent Rights, the royalty rate payable under Section 4.2 for sales of licensed Products in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the sales of licensed Products (the “Compulsory Royalty”) during such periods such Third Party sells or offers for sale products licensed under the compulsory license that compete with the Licensed Products then marketed and sold by Licensee, its Collaborators, or Sublicensees and their respective Affiliates in their respective territories, provided that such Compulsory Royalty will remain subject to further adjustment consistent with this section.

4.5	Combination Patent Royalty

In the event that a licensed Product(s) and/or a licensed Method(s) is sold in combination with another product, products, or method which themselves are not Licensed Product(s) and/or Licensed Method(s) (“Combination Products”), the royalty rate payable on such Combination Products will be the royalty rate set forth in Section 4.2 applied to a pro rata portion (i.e., “X”) of Net Sales of Combination Products according to the following formula:

X = A/B, where

X = the pro rata portion of Net Sales attributable to the Licensed Products (expressed as a percentage), and

A = the average invoice price of the component in the Combination Product utilizing the Licensed Products sold separately, and

B = the average invoice price of the Combination Product.

In the event a substantial number of separate sales are not made of one or more components) of the Combination Product during relevant royalty period so as to enable a reasonable calculation of average invoice prices of components, then Net Sales will be determined using the same formula shown above, where

A = the total inventory cost of the component in the Combination Product utilizing Licensed Product, and

B = the total inventory cost of all of the products and components in the Combination Product.

[ *** ] = Confidential material redacted and filed separately with the Commission.

Inventory cost would be determined in accordance with licensee’s regular accounting methods consistently applied.

4.6	Stacked Royalty Payment

Notwithstanding the royalty rate set forth in Sections 4.2, if Licensee is required to pay royalties to Third Parties in connection with the sale of Licensed Product(s) and/or Licensed Method(s) either under license agreements for other technologies which Licensee, in Licensee’s reasonable judgment, determines are desirable to be incorporated in such Licensed Produces) and/or Licensed Method(s), the royalty rate under Section 4.2 (“Licensor Rate”) shall be reduced to the portion of the total royalties to be paid by Licensee to Licensor and Third Parties represented by the ratio of the Licensor Rate td such total royalty rates, provided that the royalty rate due Licensor shall not be reduced below[ *** ]. The amount to be paid under Section 4.2 will be calculated as follows:

The royalty payments to Licensor will be reduced by an amount proportionate to the amount by which the total royalties exceeds the Licensor Rate. Specifically:

R2 = R1 x (Rl /T), where

R1 is the Licensor Rate;

R2 is the adjusted reduced royalty rate due hereunder; and

T is the total royalty due to all licensors.

For example, if two additional licenses arc needed from two additional Third Parties in order to obtain freedom to sell the Licensed Product(s) and/or Licensed Method(s), and these other two royalty rates are [ *** ] and [ *** ] (subtotal of [ *** ]) and the earned royalties also due Licensor are [ *** ], then the value of T is [ *** ] and the royalty rate under this Agreement as adjusted will be [ *** ] or [ *** ]. However, the percentage due Licensor will never be reduced below [ *** ], therefore the reduced rate payable to Licensor will be [ *** ].

4.7	No Multiple Royalties.

No multiple royalties will be payable because the use or sale of any Licensed Product or Licensed Method is, or will be, covered by more than one Valid Claim of the Patent Rights nor shall a royalty be paid more than once on the same unit of Licensed Product or same sale of a Licensed Method.

4.8	Sublicense Fees and Royalties

Licensee shall pay to Licensor [ *** ] of the following revenues received by Licensee from its Sublicensees: any lump sum fee that is not an earned royalty, including but not limited to any fixed fee, license fee, milestone payment, unearned portion of any minimum royalty payment, equity, joint marketing fee, intellectual property cross-license, research and development funding of more than 15% over Licensee’s cost of performing such research

[ *** ] = Confidential material redacted and filed separately with the Commission.

and development, and any other property, consideration or thing of value given or exchanged for a Sublicense regardless of how the Licensee and Sublicensee characterize such payments or consideration, provided that funds specifically paid to Licensee as a contribution to or for patent costs shall be excluded, (collectively, “Sublicense Income”). All such consideration received by Licensee shall be fully auditable by Licensor. Any non-cash consideration, including, without limitation, equity in other companies or equity investments in Licensee, received by the Licensee from any Sublicensee(s) will be valued at its Fair Market Value as of the date of receipt by Licensee. In addition, Licensee shall pay to Licensor a royalty on Net Sales made under any Sublicense which royalty rate shall be the greater of (a) [ *** ] of the royalty rate charged by Licensee on Net Sales by such Sublicensee, or; (b) [ *** ] of Net Sales by such Sublicensee.

4.9	Past Patent Expenses

Licensee will pay all past patent expenses incurred by Licensor in filing and prosecuting patent applications included in the Patent Rights due and payable when this Agreement is executed by Licensee. Payment of past patent expenses will occur within sixty (60) days of the earlier of (a) two (2) years after the Effective Date, (b) debt or equity financing to Licensee in excess of 35 million, (c) execution of a Sublicense of Patent Rights under Section 2.4 of this Agreement, or (d) assignment of the Agreement per Article 19 of this Agreement. Past patent expenses shall include only the direct charges of patent counsel and fees from the patent office and shall not exceed $15,000. As of July 26, 2011, these expenses are estimated at and are at least §11,500. Licensee will pay all future patent expenses as set forth in Article 10 hereof.

ARTICLE 5. COMMERCIAL DILIGENCE & MILESTONES

5.1	Commercial Diligence

Upon execution of this Agreement, Licensee shall proceed with Commercially Diligent Efforts itself or through the efforts of its Collaborators, Sublicensees, and their respective Affiliates to develop, manufacture, practice, sell and use the Licensed Products and/or Licensed Methods in order to make them readily available to the general public as soon as possible on commercially reasonable terms. Until such time as the first Marketing Authorization is approved for a Licensed Product or Licensed Method, Licensee shall document its efforts, which shall be consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to the Licensed Product(s) and/or Licensed Method(s). At a minimum, Commercially Diligent Efforts shall be based upon the commercialization plan submitted to Licensor by Licensee as required under this Section. In addition, Licensee shall perform at least the following obligations as part of its due diligence activities hereunder:

a.

Licensee shall deliver to Licensor, on or before six (6) calendar months after the Effective Date a commercialization plan detailing each phase of development, the target markets and time frames toward First Commercial Sale of one or more Licensed Products and/or Licensed Methods.

[ *** ] = Confidential material redacted and filed separately with the Commission.

b.	Licensee shall have a management team in place on or before December 31, 2011.

c.	Licensee shall, within two (2) years after the Effective Date, show reasonable progress and efforts toward the development of a Licensed Product.

d.

Licensee will spend $150,000 toward development of a Licensed Product within three (3) years after the Effective Date, and in spending these funds, Licensee will use commercially reasonable efforts to enter into a sponsored research agreement with the University on terms reasonably acceptable to Licensee to fund up to an additional $150,000 in sponsored research at the University for research Licensee decides to outsource that is within the competencies of the University.

e.

Licensee will adopt and apply policies intended to implement principles of good corporate governance that promote generally accepted standards of accountability and transparency appropriate for a privately held pharmaceutical products company of its stage of development and type of Entity.

5.2	Milestones Fees

Licensee shall pay the following milestone fees:

a.	Upon Marketing Authorization in the USA, Licensee will pay to Licensor a milestone fee of [ *** ] Dollars ([ *** ]).

b.	Upon Marketing Authorization in the European Union, Licensee will pay to Licensor a milestone fee of [ *** ] Dollars ([ *** ]).

c.	Upon Marketing Authorization in Japan, Licensee will pay to Licensor a milestone fee of [ *** ] Dollars ([ *** ]).

d.	Upon the two (2) year anniversary of the First Commercial Sale of a Licensed Product, Licensee will pay to Licensor a milestone fee of [ *** ] Dollars ([ *** ]).

Each required milestone fee payment will be paid to Licensor within sixty (60) days after achievement of the applicable milestone listed above

ARTICLE 6. EQUITY OWNERSHIP

6.1	LLC Units

In partial consideration of the rights granted to Licensee by Licensor in this Agreement, Licensee will issue to Licensor membership interests in Licensee (the “Units”) within one hundred and twenty (120) days of the Effective Date. Such Units will be issued in the name of the Licensor. Licensee hereby represents that the Units will represent on, a fully diluted basis two percent (2%) of the membership interests in Licensee. At any time within two (2) years after the Effective Date, Licensee may redeem the Units by paying Licensor

Four Hundred Thousand Dollars ($400,000). Exhibit E contains a true and correct capitalization table of licensee as certified by tin officer of Licensee as of the Effective Date. Upon full execution of this Agreement, the Parties shall execute and exchange a Joinder Agreement in the form attached as Exhibit F under which Licensor will become a member of Licensee and holder of the Units. Licensor hereby acknowledges that it has received an as executed copy of licensee’s Operating Agreement dated the third of August 2011. Until the date on which licensee receives a third-party valuation of Licensee as a going concern of at least Two Million Dollars ($2,000,000) (the “Anti-Dilution End Date”), in the event Licensee issues additional member units (“Newly Issued Units”), the result of which is that the Units represent less than 2% of all units (of Licensee’s membership interests, as applicable, then outstanding, calculated on a fully diluted basis. Licensee will promptly issue to Licensor, for no additional consideration, that number of additional units, as applicable (the “Additional Units”) necessary to cause the ownership percentage represented by such Additional Units, together with the Units to equal at least two percent (2%) of Licensee’s membership interests, as applicable, outstanding immediately following Licensee’s issuance of the Newly Issued Units, calculated on a fully diluted basis. Subject to the provisions of Section 6.3 below, once issued, no portion of the Units or Additional Units shall be refundable to Licensee under any circumstance.

6.2	Definition of Fully Diluted Basis.

For the purposes of this Agreement the term “fully diluted basis” means that the total number of issued and outstanding membership units of Licensee plus on an as converted basis all issued and outstanding securities then convertible into such membership units, plus all then outstanding options and warrants for such membership units, whether or not then exercisable, but excluding securities not issued but issuable to, or reserved for issuance to, officers, directors, employees or consultants of Licensee pursuant to any employee or consultant unit offering, or compensation/or incentive plan adopted or approved by Licensee’s Board of Managers not to exceed a fifteen percent (15%) membership interest in Licensee unless approved by members of Licensee holding a majority of the membership interests.

6.3	Definition and Calculation of Third Party Valuation.

For the purposes of this Agreement the term “third party valuation” means a valuation of Licensee as a going concern accepted by a third party as the pre-money value of the Licensee for investment purposes. If the third party valuation is more or less than Two Million Dollars ($2,000,000) (the “Mark”), Licensee will adjust Licensor’s ownership percentage as Licensee issues additional membership interests so that if (i) such third party valuation is more than the Mark, Licensor’s membership interest is undiluted to the Mark and dilutes prorata with the other membership interests above the Mark, or (ii) such third party valuation is less than the Mark, Licensor’s membership interest will be maintained at two percent (2%) until the aggregate of the third party valuation plus new capital contributions to Licensee equal the Mark and dilutes thereafter prorata with all other membership interests as Newly Issued Units are issued. In the event the Units held by Licensor do not properly represent its then membership interest. Licensee will promptly issue to Licensor, for no additional consideration, that number of units which represent Licensor’s membership interest and Licensor will return to Licensee its certificate of units for cancellation.

ARTICLE 7. CONFIDENTIALITY

7.1	Protection of Confidential Information.

Licensee and Licensor acknowledge that either party may provide certain information to the other with regard to the INVENTION that is considered to be confidential Licensee and Licensor shall take all, reasonable precautions to protect such confidential information. Such precautions shall involve at least .the same degree of care and precaution that the recipient customarily uses to protect its own confidential information, but in no circumstance less than reasonable care.

7.2	GRAMA.

Licensee acknowledges that Licensor is subject to the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63-2-101 et seq., Utah Code Ann. (1953), as amended Licensor shall keep confidential any information provided to Licensor by Licensee that Licensee considers confidential, to the extent allowable under GRAMA and as provided in Section 53B-t6- 301 et seq., Utah Code Ann. In order to be eligible for such protection under GRAMA, confidential information of Licensee disclosed to Licensor must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by Licensee stating the reasons that such information must be kept confidential.

ARTICLE 8. QUARTERLY & ANNUAL REPORTS

8.1	Annual and Semi-Annual Royalty Report.

Within ninety (90) days after the calendar year in which the First Commercial Sale occurs, and within ninety (90) days after the end of each calendar half year thereafter, Licensee shall provide Licensor with a written report detailing all royalty bearing sales and uses, if any, made of Licensed Products and/or Licensed Methods during the preceding calendar half year period, and detailing the amount of Net Sales made during such period and calculating the royalties due to Licensor pursuant to Article 4 hereof. Each report shall include at least the following:

a.	number or volume of Licensed Products manufactured, leased and sold by and/or for Licensee, its Affiliates and reported to Licensee by all Sublicensees;

b.	accounting for all Licensed Methods used or sold by and/or for Licensee, Affiliates and reported to Licensee by all Sublicensees;

c.	accounting for Net Sales, noting the deductions applicable as provided in Section 1.18;

d.	royalties, earned royalties, royalties due on other payments from Sublicensees, Affiliates, and assignees due under Articles 4 and 19;

e.	total royalties then due to Licensor;

f.	names and addresses of all Sublicensees;

g.	the amount spent on product development; and

h.	an approximation of the number of full-time equivalent employees working on the Licensed Products and/or Licensed Methods.

Each report shall be in substantially similar form as Exhibit “C” attached hereto. Each such report shall be signed by an officer of the Licensee or Sublicensee (or the officer’s designee). With each such report submitted. Licensee shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report. Licensee will continue to deliver royalty reports to Licensor after the termination or expiration of this Agreement until such time as no royalties are due to Licensor.

8.2	Progress Report and Commercialization Plan

Commencing on January 1, 2012, and on each January 1 thereafter until the first Marketing Authorization for a Licensed Product or Licensed Method has been received, Licensee shall submit to Licensor a written report covering Licensee’s (and any Sublicensee’s) progress in (a) development and testing of the candidates for Licensed Products and Licensed Methods then in development; (b) achieving the due diligence milestones specified herein; (c) preparing, filing, and obtaining of any approvals necessary for marketing the Licensed Products and Licensed Methods; and (d) plans for the upcoming year in commercializing the Licensed Produces) and licensed Method(s). Each report shall be in substantially similar form and contain at least the information required by Exhibit “D” attached hereto and incorporated herein by this reference.

8.3	Financial Statements.

On or before the ninetieth (90th) day following the close of Licensee’s fiscal year Licensee shall provide Licensor with licensee’s financial statements, signed by an authorized representative of licensee, for the preceding fiscal year including, at a minimum, a balance sheet and income statement.

8.4	Report of First Commercial Sales.

In addition to the regular reports required by Section 8.1, 8.2, and 8.3 hereof. Licensee shall provide a written report to Licensor of the date of the First Commercial Sale in each of the Major Countries within sixty (60) days of the occurrence thereof.

ARTICLE 9. PAYMENTS, RECORDS and AUDITS

9.1	Payments.

Licensee shall pay all royalties accruing to licensor in United States Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, within sixty (60) days following the calendar six month period in which Net Sales occur. Each payment will reference U-5083. All payments to Licensor will be made in United States Dollars by wire transfer in accordance with Licensor’s written instructions or check payable to the University of Utah Research Foundation and sent to:

Technology Commercialization Office

Attn: Accounts Receivable

The University of Utah

615 Arapeen Dr. #3l0

Salt Lake City, UT 84108

For converting any Net Sales made in a currency other than United States Dollars, the Parties will use the average of the conversion rates published in the Wall Street Journal or Telegraphic Transfer Selling conversion rate reported by the Sumitomo Bank, Tokyo, or other industry standard conversion rate used by Licensee for its internal accounting purposes consistently applied for such period.

9.2	Withholding.

Any taxes, duties, or other levies which the Licensee or any Affiliate, Sublicensee, or Collaborator shall be required by law to pay or withhold on behalf of Licensor on remittance of any royalties due under this Agreement shall be deducted from such payment(s) to Licensor. Any such taxes, levies, or duties on royalties required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor. The Licensee will use commercially reasonable efforts to secure and send to Licensor proof of any such taxes, duties or other levies withheld and paid by the Licensee for the benefit of the Licensor, and cooperate, at Licensor’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.

9.3	Late Payments.

In the event royalty payments or other fees are not received by Licensor when due hereunder, Licensee shall pay to Licensor interest charges at the rate of twelve percent (12%) per annum on the total royalties due for the reporting period from the date due until paid in full.

9.4	Records

Licensee shall keep, and cause its Sublicensees and Affiliates to keep, complete, true and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Records and books shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.

9.5	Audit

All Licensee’s books and records relating to Net Sales shall be open to inspection by Licensor’s independent public auditors (“Auditor”) to whom Licensee has no reasonable objection upon not less than thirty (30) days prior notice to Licensee, for a term of three (3) years following the end of the calendar year to which the books and records pertain limited to periods not previously audited for the purpose of verifying Licensee’s royalty statements. Such access will be available to the Auditor upon not less. than thirty (30) days written notice to Licensee, not more than once each calendar year of the term of this Agreement under Article 3 hereof during normal business hours, and once a year for one (1) year after the expiration or termination of this Agreement. Any information obtained as a result of such audit shall be maintained by the Auditor in confidence and will only be disclosed to Licensor to the extent necessary for Licensor to collect any underpayment under this Agreement. A copy of any report provided by the Auditor shall be provided to Licensee at the time that it is provided to Licensor. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to Licensor’s detriment. Licensee agrees to pay the Auditor’s reasonable cost of such inspection. Whenever Licensee has its books and records audited by an independent certified public accountant. Licensee will provide licensor with a copy of the auditor’s report within thirty (30) days after receipt of the final audit report.

ARTICLE 10. PATENT PROSECUTION AND MAINTENANCE

10.1	Future Patent Expenses.

Licensee will pay, within sixty (60) days of invoice, all reasonable future expenses for filing, prosecuting, enforcing, and maintaining the Patent Rights that are licensed to Licensee hereunder, including without limitation, any taxes on such Patent Rights. Licensee will receive such invoices directly from patent counsel. Licensor will receive a copy of such invoice. Licensee shall pay such invoices directly to patent counsel.

10.2	Patent Counsel

Licensor agrees to allow Licensee to select the patent attorney, with the requirement that Licensor must consent, in writing, to such selected patent attorney, or any subsequent or new patent attorney, which consent shall not be unreasonably withheld. Licensor acknowledges that the Chicago based patent law firm, Wood Phillips is acceptable to it and agrees to transfer to the firm within thirty (30) days of the Effective Date all of the files relating to the Patent Rights. The selected patent attorney will agree to keep both licensor and Licensee informed as to all material information, material communications with governmental patent offices, material issues and decisions, and related matters applicable to prosecuting the patent applications for the Patent Rights and for maintaining the Patent Rights in good standing. Licensee will support, in consultation with Licensor, its selection of jurisdictions to support and any changes therein in sufficient time to allow licensor to direct Licensee to prosecute and maintain, at Licensor’s expense, some or all of the Patent Rights in the notified jurisdictions. Licensee shall and shall cause its selected patent attorney to provide Licensor with a copy of material communications from any patent authority, shall provide Licensor reasonable opportunity to review and comment on such prosecution efforts, and shall receive and reasonably consider Licensor’s timely and commercially practicable comments and requests for changes. Licensee and the selected patent attorney shall not change any inventorship designations and shall not drop or reduce any claim in a pending patent application which may adversely affect the Patent Rights or royalties of licensor without first consulting with Licensor.

10.3	Notification

If Licensee decides to discontinue its support of a specific patent or patent application in the Patent Rights, Licensee will notify Licensor in writing ninety (90) days prior to any such discontinuation. Licensee will be responsible for any reasonable patent costs associated with such patent rights that are incurred up to ninety (90) days after the date of the notice. Upon such discontinuation. Licensor, in its sole discretion, may do any, one or more of the following; (1) abandon the patent or patent application; or;(2) exclude the patent or patent application from any license granted under this Agreement; or (3) grant only a non-exclusive license to the patent or patent application.

ARTICLE 11. PATENT MARKING

Licensee shall permanently and legibly mark ail Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking and. notice provisions under Title 35, United States Code in the USA and outside of the USA, as appropriate for the practice in those countries.

ARTICLE 12. TERMINATION BY LICENSOR

12.1	Termination by Licensor for Breach.

If Licensee should: (a) fail to deliver to Licensor any statement or report required hereunder when due; (b) fail to make any payment at the time that the same should be due; (c) violate or fail to perform any covenant, condition, or undertaking of this Agreement to be performed by it hereunder; (d) cease active Commercially Reasonable Effort to commercialize one or more Licensed Produces); (e) fail to have a sale of Licensed Produces) within twelve (12) years after the Effective Date; (f) file a bankruptcy action, or have a bankruptcy action against it if it fails to have such action dismissed within one hundred and twenty (120) days of service on Licensee, or become Insolvent; or (g) enter into a composition with creditors, or have a receiver appointed for it; then Licensor may give written notice of such default to Licensee. If Licensee should fail to cure such default within sixty (60) days of such notice. Licensor shall have the right to terminate the rights, privileges, and license granted hereunder by notice to Licensee.

12.2	Termination by Licensor due to Cessation of Business.

If Licensee shall cease to carry on its business with respect to the rights granted in this Agreement, Licensor may terminate this Agreement upon sixty (60) days written notice by Licensor.

12.3	Continuing Obligation.

No termination of. this Agreement by Licensor shall relieve Licensee of its obligation to pay any monetary obligation due or owing at the time of such termination and shall not impair any accrued right of Licensor. Licensee shall pay all attorneys’ fees and costs incurred by Licensor in enforcing any obligation of Licensee or accrued right of licensor. Articles 7, 9, 19 through 22 and 24 through 27, and Sections 12.3,15.3,15.4 and 15.6 hereof shall survive any termination of this Agreement.

ARTICLE 13. TERMINATION BY LICENSEE

13.1	Termination by Licensee at any Time.

Licensee may terminate this Agreement, in whole or as to any specified patent or country, at any time and from time to time without cause, by giving written notice thereof to Licensor. Such termination shall be effective ninety (90) days after such notice, except where Licensee has been sued for infringement related to a Licensed Product or Licensed Method, in which case Licensee may terminate this Agreement in whole or in part on notice to Licensor, and all Licensee’s rights associated therewith shall cease as of that date.

13.2	Termination by Licensee for Breach

Licensee may terminate this Agreement if Licensor is in breach of or defaults with respect to any provision of this Agreement and fails to remedy any such breach or default within sixty (60) days after written notice thereof by Licensee.

13.3	Continuing Obligation.

Any termination pursuant to Section 13.1 hereof shall not relieve Licensee or Licensor of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any tight to rescind any payments made or other consideration given to Licensor or Licensee hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of Licensor or Licensee arising under this Agreement prior to the date of such termination.

ARTICLE 14. DISPOSITION OF LICENSED PRODUCTS ON HAND

Upon expiration or termination of this Agreement by either Party, Licensee shall provide Licensor with a written inventory of all licensed Products in process of manufacture, in use or in stock. Licensee may continue to sell or may dispose of any such Licensed Products for a six (6) calendar month period following such expiration or termination, provided, however, that Licensee shall pay royalties and render reports to Licensor thereon in the manner specified herein.

ARTICLE 15. WARRANTY BY LICENSOR

15.1	Authority to Contract.

Licensor warrants that (a) it has the right, power and authority to enter into and perform its obligations under this Agreement, including the lawful right to grant the license set forth in this Agreement, (b) as of the Effective Date, to the best of its knowledge there are no claims, suits or proceedings pending that relate to the Patent Rights, and (c) it has not granted any licenses to any party other than the U.S. Government in the inventions underlying the Patent Rights.

15.2	Valid and Binding.

The execution, delivery and performance of this Agreement have been duly and validly authorized by Licensor, and upon execution and delivery by Licensor, this Agreement will constitute a valid and binding agreement of Licensor.

15.3	Limited Warranty.

EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 15.1 AND 15.2, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR AND LICENSEE HAVE MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

15.4	Disclaimer.

Nothing	in this Agreement shall be construed as:

a.	a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

b.

a warranty or representation by Licensor that anything made, used, sold or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of intellectual property rights of third parties;

c.	an obligation by Licensor to bring or prosecute actions or suits against third parties for patent infringement, except as expressly provided in Article 16 hereof; or

d.	conferring by implication, estoppel or otherwise any license or rights under any patents of Licensor other than Patent Rights.

15.5	Sole Remedy

Any breach of the representations or warranties made in this Article 15 shall entitle Licensee to a refund of all payments made to Licensor as consideration for the rights granted under this Agreement, and said refund shall be the sole remedy available to Licensee for breach or violation of any provisions contained in this Article.

15.6	Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT’, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 16. INFRINGEMENT

16.1	Notice of Infringement.

If either Party learns of a claim of infringement of any of the Patent Rights licensed under this Agreement, that Party shall give written notice of such claim to the other Party. Licensor shall then use reasonable efforts to terminate such infringement. In the event Licensor fails to abate the infringing activity within ninety (90) days after such written notice or to bring legal action against the Third Party, Licensee may bring suit for patent infringement No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not be unreasonably withheld.

16.2	Expense of Litigation.

Any such legal action shall be at the expense of the party by whom suit is filed, hereinafter referred to as the “Litigating Party”. Any damages or costs recovered by the Litigating Party in connection with a legal action filed by it hereunder, shall go first to the Parties to reimburse their costs and expenses reasonably incurred in the lawsuit, and the remainder shall be divided seventy percent (70%) to the Litigating Party and thirty percent (30%) to the non-Litigating Party.

16.3	Cooperation.

Licensee and Licensor shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.

ARTICLE 17. INSURANCE

17.1	Insurance Requirements.

Beginning at the time any Licensed Product and/or Licensed Method is being distributed or sold (including for the purpose of obtaining any required regulatory approvals) by Licensee, Affiliate, or a Sublicensee, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in amounts not less than 51,000,000 per incident and $2,000,000 annual aggregate. Licensee will use reasonable efforts to have Licensor, the University, and their respective officers, employees and agents, named as additional insureds. All rights of subrogation will be waived against Licensor and its insurers. Such commercial general liability insurance will provide (i) product liability coverage; and (ii) bodily injury, property, or other damage alleged to relate to Licensed Products or Licensed Services or activities undertaken in connection with this Agreement, Licensed Products or

Licensed Methods, including the development, manufacture, use, sale or other disposition of Licensed Products and Licensed Methods and all activities associated therewith. The nature and extent of such insurance shall be commensurate with usual and customary industry practices for similarly situated companies. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify Licensor, the University of Utah, and their respective officers, employees and agents, under this Agreement.

17.2	Evidence of Insurance and Notice of Changes

Licensee will provide Licensor with written evidence of such insurance upon request by Licensor. Licensee will provide Licensor with written notice of at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance.

17.3	Continuing Insurance Obligations

Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Produces) and/or licensed Method(s) developed pursuant to this Agreement is being commercially distributed or sold by Licensee, any Affiliate, or any Sublicensee or agent of Licensee; and (if) for five (5) years after such period,

ARTICLE 18. WAIVER

No waiver by either Party of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

ARTICLE 19. ASSIGNABILITY

Except in the event of a merger or sale of substantially all membership interest, stock or assets of Licensee relating to the Patent Rights where thirty (30) days advanced written notice to Licensor shall be required, this Agreement is not assignable or otherwise transferable by Licensee without the prior written consent of Licensor, which will not be unreasonably withheld. The failure of Licensee to comply with the terms of this section shall be grounds for termination of the Agreement by Licensor under Article 12. Licensee shall have the right’ to change its structure, for example from an LLC to a corporation., as necessary to attract financing and develop the technology, without Licensor approval.

ARTICLE 20. INDEMNIFICATION BY LICENSEE

Licensee shall indemnify, hold harmless and defend Licensor, the University, and their respective officers, employees and agents, against any and all claims, suits, losses, damages, costs, liabilities, fees and expenses (including reasonable fees of attorneys) resulting from or arising out of exercise of: (a) any license granted under this Agreement limited to claims, suits, losses, damages, costs, liabilities, fees and expenses resulting from causes that are reasonably within Licensee’s control, or (b) any negligent or willful act, error, or omission of Licensee, its agents, employees, Affiliates or Sublicensees, except to the extent that where such claims, suits, losses, damages, costs, liabilities, fees, or expenses result solely from the negligent acts or omissions, or misconduct of the licensor, the University or their respective its affiliates, officers, employees or agents. Licensee shall give Licensor timely notice of any claim or suit instituted of which Licensee has knowledge that in any way, directly or indirectly, affects or might affect Licensor, and Licensor shall have the right at its own expense to participate in the defense of the same.

ARTICLE 21. INDEMNIFICATION BY LICENSOR

Licensor is a government entity and is subject to the Utah Governmental Immunity Act, Section 63-30d-101 et seq., Utah Code Ann. (1997 and Supp. 2005), as amended (the “Act”). Subject to the Act, Licensor shall indemnify, defend and hold harmless licensee, its directors, officers, managers, members, agents and employees against any and all claims, suits, losses, costs, fees, expenses, proceedings, liabilities and damages to the extent caused by the negligent acts or omissions of Licensor, its officers, agents or employees in connection with the performance of Licensor’s obligations under this Agreement. Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to Licensor under the Act, including without limitation, the provisions of Section 63-30d-604 regarding limitation of judgments. Licensor shall give Licensee timely notice of any claim or suit instituted of which Licensor has knowledge that in any way, directly or indirectly, affects or might affect Licensee, and Licensee shall have the right at its own expense to participate in the defense of the same.

ARTICLE 22. NOTICES

Any payment, notice or other communication required or permitted to be given to either Party shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of attempted delivery if delivered by courier, express mail service or first-class mail, registered or certified or (c) by e-mail confirmed by courier, express mail service or first-class mail, registered or certified, unless applicable rules, such as service-of- process requirements, require otherwise, in which case, such applicable rules prevail. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either Party shall designate by written notice given to the other Party as follows:

In the case of licensee:

SALARIUS PHARMACEUTICALS, LLC

Jonathan P. Northrup

1740 South Morgantown Road,

Greenwood, IN 46143

In the case of Licensor:

UNIVERSITY OF UTAH RESEARCH FOUNDATION

Technology Commercialization Office

615 Arapeen Drive, Suite 310

Salt Lake City, UT 84108

With a copy to:

OFFICE OF GENERAL COUNSEL

University of Utah

309 Park Building

Salt Lake City, Utah 84112

ARTICLE 23. REGULATORY COMPLIANCE

Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1) ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Produces) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product(s) and/or Licensed Method(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations

ARTICLE 24. RELATIONSHIP OF PARTIES

In assuming and performing the respective obligations under this Agreement, Licensee and Licensor are each acting as independent parties and neither shall be considered or represent itself as a joint venture, partner, agent or employee of the other.

ARTICLE 25. USE OF NAMES

25.1	By Licensee.

Licensee may use the name “The University of Utah Research Foundation” in factually based materials related to the Licensed Products and/or Licensed Method(s) and the business of the Licensee; provided, however, that Licensee may not use the name of Licensor, the University, nor their respective officers, employees and agents, in connection with any name, brand or trademark related to Licensed Products or Licensed Methods without the prior express written consent of the University. For example. Licensee may include a statement in promotional materials that refers to the fact that a product or service is based on technology developed at The University of Utah; Licensee may not include the name of the University, University of Utah Research Foundation, or like designation in a product or service name.

25.2	By Licensor

Licensor may use Licensee’s name in connection with Licensor’s publicity related to Licensor’s intellectual property and commercialization achievements following approval by the Licensee. University may not use the name of the Licensee, its employees, affiliates, or agents, in connection with Licensee’s products or services without the prior express written consent of the Licensee,

ARTICLE 26. DISPUTE RESOLUTION

Except for (i) the tight of cither Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm and (ii) any dispute relating to patent validity or infringement, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement,, which the Parties shall be unable to resolve within sixty (60) days shall be submitted to binding arbitration in Salt Lake City, Utah, administered by the American Arbitration Association (“AAA”) under its then current Commercial Arbitration Rules and the laws of the state of Utah. The Parties agree that the arbitrator may compel discovery including third party discovery necessary to prepare for and conduct the arbitration. The following provisions shall apply to any such arbitration:

a.

Within fifteen (15) days of initiating arbitration proceedings, the Parties shall select a mutually agreeable arbitrator from the members of the AAA’s then current list of arbitrators located in Utah, appear on then current Commercial Panel and who possess sufficient qualifications to understand the businesses of the parties, intellectual property law, and contracts of this nature.

b.

Any award by the arbitrator shall be a reasoned award and include a plain statement setting forth the name of the prevailing party on each issue considered, the amount of the award, and such other relief as the arbitrator deems supported by the evidence. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

c.

The Parties shall equally share the costs and expenses of the arbitrator and the administrative charges for the arbitration. The Parties shall each bear their own out-of-pocket costs and expenses relating to the arbitration including, without limitation, assessing and advising on the payment dispute, and preparing for and participating in the arbitration and any settlement discussions relating thereto; provided, however, the Parties agree that the arbitrator may award reimbursement of these amounts to the prevailing party.

d.

The Parties and the arbitrator shall treat all aspects of the arbitration proceedings, including without limitation discovery, testimony and other evidence, briefs and the award, as confidential information.

ARTICLE 27. GENERAL PROVISIONS

27.1	Headings.

The headings of the several sections arc inserted for convenience of reference only and are not intended to be a part of or to affect tire meaning or interpretation of this Agreement.

27.2	Not Binding until Signed.

This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party.

27.3	Amendments.

No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

27.4	Entire Agreement.

This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter thereof.

27.5	Severability.

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

27.6	Counterparts.

This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this Agreement on behalf of a legal Entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this Agreement on behalf of such Entity. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

27.7	Non-disclosure of Financial Terms.

Except as required by law, neither Party may disclose the financial terms of this Agreement without the prior written consent of the other Party except in the case of Licensee to its attorneys and advisors and to potential acquirers in connection with a potential consolidation, acquisition, merger or similar transaction and to existing and potential investors or lenders, as a part of their due diligence investigations, and/or to potential licensees and/or to potential collaborators and/or to permitted assignees, in each case under a written agreement at least as restrictive as the terms of Section 7.1 to keep the terms of this Agreement confidential and to use the information solely for the purpose permitted pursuant to this Section 27.7.

[signature page follows]

IN WITNESS WHEREOF, Licensor and licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

“Licensee”		“Licensor”

SALARIUS PHARMACEUTICALS, LLC		UNIVERSITY OF UTAH RESEARCH FOUNDATION

By:	/s/ Jonathan P. Northrup	By:	/s/ Thomas N. Parks
	(Signature)		(Signature)

Name:	Jonathan P. Northrup	Name:	Thomas N. Parks
(Please Print)

Title:	CEO	Title:	President

Date:	8/3/11	Date:	8/8/11

CONSENT OF UNIVERSITY
The University of Utah hereby consents and agrees to be bound by The Provisions of Sections 2.1 and 2.5 of the Agreement.

University of Utah

By:	/s/ Thomas N. Parks

EXHIBIT “A”

PATENT RIGHTS

U No.	Matter	Application No. Date of Filing	Title	Inventor(s)
U-5083	(E/Z)-N’-Substituted-Benzylidene-3- (Substituted-Sulfonyl) Benzohydrazides as Inhibitors of Histone Demethylases	Provisional patent in preparation	(E/Z)-N’-Substituted- Benzylidene-3- (Substituted-Sulfonyl) Benzohydrazides	Hariprasad Vankayalapati David Bearss Venkataswamy Soma Steven Warner Bret Stephens Sunil Sharma

[ *** ] = Confidential material redacted and filed separately with the Commission.

EXHIBIT “B”

Section 2.5-LICENSING TERMS FOR OPTION LICENSE

Exclusive License	Exclusive worldwide license with the right to sublicense to make, have made, use, sell, have sold and import licensed products and use, lease or sell licensed methods in all fields of use.

Upfront License	No upfront license fee

Patent Costs	Licensee to pay or reimburse all necessary and reasonable fees and expenses incurred by Licensor in preparing, filing, prosecuting and maintaining the licensed patents

Royalties

Royalty due on Net Sales of a Licensed Product or Licensed Method covered by a Valid Claim of the licensed patent rights by licensee, its collaborators, sublicensees and their respective affiliates:

•  [ *** ] earned royalty of Net Sales made by Licensee, Collaborators and their respective Affiliates

•  For Net Sales by Sublicensees, the rate shall be the greater of (a) [ *** ] of the royalty rate charged by Licensee on Net Sales by such Sublicensee, or; (b)[ *** ] of Net Sales by such Sublicensee.

Minimum Royalties

Commencing with the third full calendar year after the First Commercial Sale in the United States, Germany, France, Japan or the United Kingdom (“Major Countries”), Licensee shall pay to Licensor within ninety (90) days of the end of each calendar year a minimum annual royalty as provided below:

YEAR 3                      [ *** ]

YEAR 4                      [ *** ]

YEAR 5                      [ *** ]

YEAR 6                      [ *** ]

YEAR 7 and Beyond  [ *** ]

Licensee shall continue to pay such minimum annual royalty until the end of the term of the last to expire of the Patent Rights in the Major Countries. Licensor shall fully credit each payment of minimum annual royalties against any earned royalties payable by Licensee with respect to the calendar year for which the minimum annual royalty is paid. Not payable if a minimum royalty with respect to the same Licensed Product or Licensed Method under the Original License.

[ *** ] = Confidential material redacted and filed separately with the Commission.

Sublicense Fees	Licensee shall pay to Licensor [ *** ] of any lump sum fee received by Licensee from its Sublicensees that is not an earned royalty, including but not limited to any fixed fee, license fee, milestone payment, unearned portion of any minimum royalty payment, equity, joint marketing fee, intellectual property cross—license, research and development funding of more than 15% over Licensee’s cost of performing such research and development, and any other property, consideration or thing, of value given or exchanged for a Sublicense regardless of how the Licensee and Sublicensee characterize such payments or consideration, provided that funds specifically paid to Licensee as a contribution to or for patent costs shall be excluded, (collectively, “Sublicense Income”). All such consideration received by Licensee shall be fully auditable by Licensor. Any non-cash consideration, including, without limitation, equity in other companies or equity investments in Licensee, received by the Licensee from any Sublicensee(s) will be valued at its Fair Market Value as of the date of receipt by Licensee.

Milestones

Following milestone payments provided that only payable once on the same Licensed Product or Licensed Method under the Original License and the Option License:

•  Upon Marketing Authorization in the USA, Licensee will pay to Licensor a milestone fee of [ *** ] dollars ([ *** ]).

•  Upon Marketing Authorization in the European Union, Licensee will pay to Licensor a milestone fee of [ *** ] dollars ([ *** ]).

•  Upon Marketing Authorization in Japan, Licensee will pay to Licensor a milestone fee of [ *** ] dollars ([ *** ]).

•  Upon the two (2) year anniversary of the First Commercial Sale of a Licensed Product, Licensee will pay to Licensor a milestone fee of [ *** ] dollars ([ *** ]).

Other Royalty Provisions:	Adjustment for Combination Products, Other Licenses & Compulsory License

No Multiple Royalties.	No multiple royalties shall be payable because the use or sale of any Licensed Product or Licensed Method is, or shall be, covered by more than one unexpired claim in the Licensed Patents nor shall a royalty be paid more than once on the same unit of Licensed Product nor for the same Licensed Service. If a royalty is due under both this Agreement and the Original License on the same unit of Licensed Product or for the same sale of a Licensed Method, the royalty shall be payable only once and shall be payable at the higher royalty rate if the applicable rate under this Agreement and the Original License are not the same.

Definition of Net Sales:

“Net Sales” means all amounts received by Licensee, its Collaborators, its Sublicensees and their respective Affiliates, and any distributors trading in Licensee’s account, joint ventures and other associated Persons, as appropriate to the circumstances, from the sale, lease or other transfer of Licensed Products and/or Licensed Methods. . Sales or other transfers of Licensed Products and/or Licensed Methods between -Licensee and its Affiliates shall be excluded from the computation of Net Sales, except where such Affiliates are end users or consumers of Licensed Products and/or Licensed Methods. The following items may be deducted from the calculation of Net Sales:

(i) trade, cash and quantity discounts;

(ii) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities;

(iii) taxes on sales (such as sales, value added or use taxes) to the extent added to the sale price;

(iv) freight, insurance and other transportation charges to the extent added to the sale price, and any fees for services, such as inventory management, provided by third party wholesalers and warehousing chains related specifically to the distribution of the Licensed Product;

(v) amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs;

(vi) the portion of administrative, fees paid during the relevant time period to third party group purchasing organizations, pharmaceutical benefit managers and/or Medicare Prescription Drug Plans relating specifically to the Licensed Product; and

(vii) any consideration actually paid or payable for any Delivery System related to a billed or invoiced sale of a Licensed Product, where for purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices or other components designed to assist in the administration of a Licensed Product, and diluents or similar exogenous materials which accompany Licensed Products as sold.

Any deduction listed in subsections (i)—(vii) shall not be taken with respect to a particular unit of Licensed Product until the Licensee or the applicable selling Person receives amounts from the sale of such unit of Licensed Product (thereby resulting in such amounts being included in Net Sales), and no deduction shall be taken in a manner that counts a particular charge, payment, discount, tax, or other deductible item more than once. Net Sales shall not include (a) funds received to cover the cost of materials, labor, equipment and/or applicable overhead costs in connection with the development of a Licensed Product or Licensed Method, such as but not limited to technical assistance; or (b) funds specifically paid to Licensee as a contribution to or for patent costs, or (c) upfront, lump sum, milestone or debt or equity contributions not made in payment for Licensed Products or Licensed Methods.

EXHIBIT C

U-5083 ROYALTY REPORT

LICENSEE: Salarius Pharmaceuticals.	U-5083

Period Covered: From Through:

Prepared By:	Date:

Approved By:	Date:

If Licensee has several licensed products, please prepare separate reports for each. Then, compile all licensed products into a summary report.

Country and Patent	Product or Tradename	Quantity Sold	Unit Price	Gross Sales	*Less Allowances	Net Sales	Royalty Rate	Period Royalty Rate
								This Year	Last Year
USA				$	$	$		$	$
#
Canada
#
Europe
#
#
#
#
#
#
Japan
#
Other
#
#
Sublicense #1 (name)
#
Sublicense #2 (name)				$	$	$		$	$
#
TOTAL:

Total Royalty Due: $

The following royalty forecast is non-binding and for internal planning only:

Royalty Forecast Under This Agreement: Qtr 1:                 Qtr 2                  Qtr 3:                 Qtr 4:

*

On a separate page, please indicate the reasons for adjustments, if significant. Please refer to the following examples as applicable: (1) cash, trade or quantity discounts actually allowed; (2) sales, use, tariff, customs duties or other excise taxes directly imposed upon particular sales; (3) outbound transportation charges—prepaid or allowed, and (4) allowances or credits to third parties for rejections or returns.

EXHIBIT “D”

ANNUAL COMMERCIALIZATION REPORT

For

Salarius

(E/Z)-N’-Substituted-Benzylidene-S-(Substituted-Sulfonyl) Benzohydtazides as Inhibitors

of Histone Demethylases, U-5083

For period beginning                              and ending                          (“Period”)

Date:

Contact Person:                              Phone:                            Email:

1.    Commercialization Efforts

Attach all requested documentation and attach additional pages as necessary. For all requirements include efforts of all Sublicensees. If not applicable, please so indicate by N/ A.

COMMERCIALIZATION REPORT
Net Sales Forecast
Country	Licensee’s Licensed Product and Tradename	Sublicensee’s Licensed Product and Tradename	Royalty Rate	Current Period Net Sales	Year 1 after current Period	Year 2 after current Period	Year 3 after current Period
eg: US	Tissue	N/A	[ *** ]	[ *** ]	[ *** ]	[ *** ]	[ *** ]

•	Estimated number of jobs created as a result of this Licensed Product/Licensed Method:

Yes No	In the designated reporting period, did your company or any Sublicensee of the above-referenced technology have 500 or more employees? (This information is required to determine and report large or small entity status in the United State.)

2.    Product Development

Attach all requested documentation and attach additional pages as necessary. For all requirements include efforts of all Sublicensees. If not applicable, please so indicate by N/A.

A.

Provide the commercial name of any FDA-approved products, incorporating, using or that are Licensed Products/Licensed Methods that have first reached the market during the designated reporting Period. (This information is necessary for federal funding reporting requirements)

Pharmaceutical

Licensed Product (Name)		Estimated Date of First Sale
FDA approval stage	Contact Person	Estimated Start Time	Estimated End Time
Preclinical
NDA
Phase I
Phase II
Phase III
Animal Studies
Mfg./Production Facility

3.	Intellectual Property

Please provide type of intellectual property protection covering or related to the identified licensed product

Licensed Product (Name)
Country	Patent No./Patent Appl. No/ Copyright Registration No. or Related IP	Owner (Licensor/Licensee/Third Party)	Inventor Name(s)/Author(s)	Title(s)

4.	Marketing Activities

A.	Provide an update covering Licensee’s projected marketing, manufacturing and operations

[ *** ] = Confidential material redacted and filed separately with the Commission.

EXHIBIT “E”

CAPITALIZATION TABLE

Event	Individual	Units	Price per Unit		Proceeds		Valuation
Salarius formed	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	Total	[ *** ]	$		$	[ *** ]	$	[ *** ]
Investment by founders	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]	$
		[ *** ]			$	[ *** ]	$	[ *** ]
License agreement signed
Investment by founders	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
	[ *** ]	[ *** ]	$	[ *** ]	$	[ *** ]
		[ *** ]			$	[ *** ]	$	[ *** ]
University 2%		[ *** ]	$	[ *** ]	$	[ *** ]	$	[ *** ]